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                                                                 Exhibit 1(F)

                                ARTICLES SUPPLEMENTARY

                               THE CHAPMAN FUNDS, INC.

                    THE CHAPMAN FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Board of Directors has reclassified (i) One Billion (1,000,000,000) of the authorized but unissued shares of Common Stock of The Chapman US Treasury Money Fund as One Billion (1,000,000,000) shares of DEM Multi-Manager Equity Fund, Investor Class Common Stock and (ii) One Billion (1,000,000,000) of the authorized but unissued shares of Common Stock of The Chapman Institutional Cash Management Fund as One Billion (1,000,000,000) shares of DEM Multi-Manager Equity Fund, Institutional Class Common Stock with the result that the authorized shares of Common Stock of the Corporation are now classified as follows:


                 Class                                     Number of Shares
--------------------------------------------------         ----------------
The Chapman US Treasury Money Fund                          1,000,000,000
The Chapman Institutional Cash Management Fund              1,000,000,000
DEM Equity Fund, Investor Class                             1,000,000,000
DEM Equity Fund, Institutional Class                        1,000,000,000
DEM Quantitative Equity Fund, Investor Class                1,000,000,000
DEM Quantitative Equity Fund, Institutional Class           1,000,000,000
DEM Multi-Manager Bond Fund, Investor Class                 1,000,000,000
DEM Multi-Manager Bond Fund, Institutional Class            1,000,000,000
DEM Multi-Manager Equity Fund, Investor Class               1,000,000,000
DEM Multi-Manager Equity Fund, Institutional Class          1,000,000,000
                                                           --------------
Total                                                      10,000,000,000



SECOND: The DEM Multi-Manager Equity Fund, Investor Class shares and the DEM Multi-Manager Equity Fund, Institutional Class shares shall be subject to all of the provisions of the Corporation's Charter relating to stock of the Corporation generally, and shall have the preferences, conversion and other rights, voting powers, restrictions,

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limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in Article IV of the Corporation's Charter, subject to the following:

         (a) The assets attributable to the DEM Multi-Manager Equity Fund, Investor Class (the "Investor Class") shares and the assets attributable to the DEM Multi-Manager Equity Fund, Institutional Class (the "Institutional Class") shares will be invested in a common investment portfolio (the "Fund").

         (b) The investment income, realized and unrealized capital gains and losses, expenses and liabilities of the Fund that are not attributable to the Investor Class or the Institutional Class, respectively, in accordance with law and the relevant Corporation plan adopted pursuant to Rule 18f-3 of the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended (the "Act"), as the plan may be amended form time to time, or any successor or substitute plan (the " Rule 18f-3 Plan"), shall be allocated to the Investor Class and the Institutional Class, respectively, on the basis of the net asset value of that class in relation to the net asset value of the Fund, or as otherwise determined by the Board of Directors in accordance with law and the Rule 18f-3 Plan. Accordingly, the net asset values, the dividends and distributions payable to stockholders, and the amounts distributable to stockholders in the event of the liquidation of the Corporation or the termination of the Fund may vary between the Investor Class and the Institutional Class in such manner as may be determined by the Board of Directors in accordance with law and the Rule 18f-3 Plan.

         (c) Except as otherwise required by the Act, by the rules and regulations of the SEC with respect thereto, or otherwise by law, the stockholders of each of the Investor Class and the Institutional Class, respectively, shall have (i) exclusive voting rights with respect to any matter that only affects that class, including, without limitation, the provisions of any distribution plan, as amended from time to time (a "Distribution Plan"), adopted by the Corporation with respect to that class pursuant to SEC Rule 12b-1 under the Act, and (ii) no voting rights with respect to any Distribution Plan that affects one or more other classes of Common Stock of the Corporation but not that class, or with respect to any other matter that does not affect that class.

         (d) The proceeds of the redemption of shares of the Investor Class and the Institutional Class may be reduced by the amount of any contingent deferred sales charge, liquidation charge, or other charge (which charges may vary among stockholders within and between the classes) payable on such redemption pursuant to the terms of issuance of such shares, all in accordance with the Act, applicable SEC rules and regulations thereunder, and applicable rules and regulations of the National Association of Securities Dealers, Inc. ("NASD").

         (e) At such times as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) in accordance with the Act, applicable SEC rules and regulations thereunder, and applicable

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rules and regulations of the NASD, and from time to time reflected in the
Corporation's registration statement (the "Corporation's Registration Statement"), shares of the Investor Class and of the Institutional Class, respectively, may be converted automatically into shares of the other said class or into shares of another class of stock of the Corporation, or certain shares of the particular class may be converted automatically into shares of the other said class or into shares of another class of stock of the Corporation, based on the relative net asset values of such classes at the time of conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) and reflected in the Corporation's Registration Statement. The times, terms, and conditions of such conversion may vary within and among the classes to the extent determined by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) and set forth in the Corporation's Registration Statement.

THIRD: The shares classified and reclassified hereby have been classified and reclassified by the Board of Directors under the authority contained in the Charter of the Corporation.

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of May 8, 1998.

         The undersigned, Nathan A. Chapman, Jr., President of the Corporation, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be its corporate act and further certifies to the best of his knowledge, information and belief, that the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

WITNESS:                                     THE CHAPMAN FUNDS, INC.



/s/ Earl U. Bravo, Sr.                      /s/ Nathan A. Chapman, Jr.
________________________                By: ___________________________
Earl U. Bravo, Sr.                           Nathan A. Chapman, Jr.
Secretary                                    President

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